SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13d
                                (Amendment No. )*

                             HYDROGENICS CORPORATION
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                   448882 10 0
                                 (CUSIP Number)

                                  Anne T. Larin
                                   Legal Staff
                           General Motors Corporation
                              Mail Code 482-C23-D24
                             300 Renaissance Center
                          Detroit, Michigan 48265-3000
                                 (313) 665-4927
                 (Name, Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 16, 2001
                                ----------------
             (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f), or 13d-1(g), check the following
box    .

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1.  NAME OF REPORTING PERSON:  General Motors Corporation

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
      38-0572515

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
    (A)
    (B)

3.  SEC USE ONLY

4.  SOURCE OF FUNDS:  OO

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) or 2(e):   .

6.  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER:  11,487,528

8.  SHARED VOTING POWER:  -0-.

9.  SOLE DISPOSITIVE POWER: 11,487,528

10. SHARED DISPOSITIVE POWER: -0-


11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
    11,487,528

12. CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  .

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  24.0%.

14. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):  CO.


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Item 1.     Security and Issuer.

            This Statement refers to Common Shares and Warrants to Purchase Common Shares of Hydrogenics Corporation, a Canadian corporation
("Hydrogenics"). Hydrogenics' business address is 5985 McLaughlin Road, Mississauga, Ontario C5R 1B8 Canada

Item 2.     Identity and Background.

            This Statement is filed by General Motors Corporation, a Delaware corporation ("General Motors" or "GM"). GM's business address is 100 Renaissance Center, Detroit, Michigan 48243-7301. General Motors is engaged in the design, manufacturing and marketing of cars, trucks, locomotives, and heavy duty transmissions and related parts and accessories, financing and insurance operations, and telecommunications.

            The names, business addresses, and principal businesses of each of the directors and executive officers of General Motors Corporation ("GM") are set forth on Schedule I hereto and incorporated by reference herein. To the best knowledge of GM, each of its respective executive officers and directors is a United States citizen other than Nobuyuki Idei, who is a citizen of Japan, Percy
N. Barnevik, who is a citizen of Sweden, and Eckhard Pfeiffer, who is a citizen of Germany.

Item 3.     Source and Amount of Funds or Other Consideration.

                 GM acquired 11,364,006 common shares and warrants to purchase an additional 2,470,436 shares (collectively, the "Securities") from Hydrogenics Corporation ("Hydrogenics") in exchange for access to certain fuel cell technology and participation in a strategic alliance with GM to commercialize that technology. GM did not provide any cash consideration to Hydrogenics.

Item 4.     Purpose of Transaction.

            General Motors acquired the Securities in connection with forming a strategic alliance with Hydrogenics that will included shared intellectual property rights and joint efforts in fuel cell product development, engineering, prototyping, testing, branding, and marketing strategies. The purpose of GM's acquisition is to share in a possible increase in value of a significant business associate.

            Under the Governance Agreement dated October 16, 2001 between GM and Hydrogenics (the "Governance Agreement"), Hydrogenics increased the number of its directors to eight and appointed an individual designated by General Motors to its board. General Motors under the Governance Agreement may not acquire additional Hydrogenics stock for four years, except the exercise of (a) the warrants that are included in the Securities, (b) certain rights of first refusal covering shares now held by the founding members of Hydrogenics, and (c) pre-emptive rights to participate in issuances of new shares for cash. The Governance Agreement also provides that General Motors cannot sell any of the Securities for three years, and that this restriction is then gradually lifted over the next three years.

            Except as described in this Item 4 and in Item 6 below, GM does not have any plan or proposal that relates to or would result in any of the actions or events described in items (a) through (j) in the Instructions to Item 4 of
Schedule 13D.

Item 5.     Interest in Securities of the Issuer

      (a) General Motors is the beneficial owner of 11,364,006 common shares of Hydrogenics, or 24.0% of the outstanding common shares of Hydrogenics, and warrants exercisable within 60 days of the date of this Schedule 13D to purchase 123,522 common shares of Hydrogenics, which would be less than 0.1% of the outstanding common shares of Hydrogenics.

      (b) General Motors has the sole power to vote and to dispose of the Securities described in the response to paragraph (a).

      (c) Except for the transaction reported in this Statement, GM has not engaged in any other transactions in the common shares of Hydrogenics within the past 60 days. To GM's best knowledge, none of its executive officers or directors has effected any transactions in the common shares of Hydrogenics within the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer--Shareholder Governance Agreement, Registration Rights Agreement, Escrow Agreement.

Governance Agreement. Set forth below is a description of certain material provisions of the Governance Agreement:

      Board of Directors. Hydrogenics' board of directors consists of eight members, one of whom is designated by General Motors. General Motors also has the right to appoint an observer to attend meetings of Hydrogenics' board.

      Limitations on Acquisition of Shares. For fours years after the date of the Governance Agreement may not purchase any voting or equity securities of Hydrogenics, nor purchase substantially all of the assets of Hydrogenics, nor solicit proxies from its shareholders, except by exercising the warrants that comprise part of the Securities, participating in a stock issuance by Hydrogenics pursuant to GM's pre-emptive rights, or acquiring the stock of certain major stockholders pursuant to a right of first refusal described below.

      Limitations on Dispositions of Shares. General Motors may not sell any Hydrogenics stock for three years after the date of the Governance Agreement. Beginning on the third anniversary of the Governance Agreement, these resale restrictions will be lifted on 11,364,006 shares, the following year on 7,576,004 shares, and the following year 3,788,002.

      Pre-Emptive Rights. General Motors has the right to purchase a pro rata share of any issuance of equity securities by Hydrogenics for cash (with certain enumerated exceptions).

Registration Rights Agreement. Under a Registration Rights Agreement dated October 16, 2001 between Hydrogenics and GM (the "Registration Rights Agreement"), beginning on the third anniversary of the Agreement, General Motors will have the right to demand upon to three registration statements to cover the resale of the Securities. GM will also have the right to include the Securities in registered offerings initiated by Hydrogenics and to require Hydrogenics to file not more than two short form registration statements covering the Securities per year.

Escrow Agreement. The Escrow Agreement dated October 16, 2001 between Hydrogenics, GM, and Hydrogenics' outside counsel provides that the warrants that comprise part of the Securities will be held in escrow, and that monthly beginning on November 15, 2001 the escrow agent will deliver to General Motors one warrant to purchase 61,760.90 common shares of Hydrogenics.

Right of First Refusal Agreements. General Motors entered into agreements with three major stockholders of Hydrogenics providing that GM has the right to purchase shares from such stockholder if he agrees to sell substantially all his shares to any purchaser, or any of his shares to a competitor of GM or Hydrogenics in the automotive or fuel cell industry. GM's right of first refusal would not apply to an ordinary market sale on the Nasdaq National Market system or the Toronto Stock Exchange.

Item 7.     Materials to be Filed as Exhibits.

Exhibit 1 Share Subscription Agreement dated October 16, 2001 between Hydrogenics Corporation and General Motors Corporation.

Exhibit 2 Governance Agreement dated October 16, 2001 between Hydrogenics Corporation and General Motors
                    Corporation.

Exhibit 3 Registration Rights Agreement dated October 16, 2001 between Hydrogenics Corporation and General Motors Corporation.

Exhibit 4 Escrow Agreement dated October 16, 2001 between Hydrogenics Corporation, General Motors Corporation, and Osler, Hoskin and Harcourt LLP.

Exhibit 5 Right of First Refusal Agreement dated October 16, 2001 between General Motors Corporation and Joseph Cargnelli.

Exhibit 6 Right of First Refusal Agreement dated October 16, 2001 between General Motors Corporation and Pierre Rivard.


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Exhibit 7           Right of First Refusal Agreement dated October 16,
                    2001 between General Motors Corporation and Boyd
                    Taylor.


                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                    GENERAL MOTORS CORPORATION

                                    By:  Thomas A. Gottschalk
                                         ---------------------------
                                    Name:  Thomas A. Gottschalk
                                    Title: Executive Vice President,
                                           Law & Public Policy and
                                           General Counsel




Date:  October 24, 2001

                                   SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                           GENERAL MOTORS CORPORATION

      The name, business address, present principal occupation or employment, and the name, principal business, and address of any corporation or other organization in which such employment is conducted, of each of the directors and executive officers of General Motors is set forth below. Unless otherwise specified, the business address of each person listed below is 100 Renaissance Center, Detroit, Michigan 48243-7301.

NAME, BUSINESS ADDRESS AND PRINCIPAL
OCCUPATION, IF NOT EXECUTIVE OFFICER
OF  GM                                     POSITION WITH GM

Percy N. Barnevik                          Director
Chairman, ABB Ltd.
Affolternstrasse 44
Box 8131
CH-8050 Zurich Switzerland

John H. Bryan                              Director
Retired Chairman, Sara Lee Corporation
Three First National Plaza, 46th Floor
Chicago, Illinois  60602-4260

John M. Devine                             Vice Chairman and Chief Financial
                                           Officer

Thomas E. Everhart                         Director
President Emeritus
California Institute of Technology
1200 E. California Blvd.
Pasadena, California 91125

John D. Finnegan                           Executive Vice President; Chairman
                                           and President, General Motors
                                           Acceptance Corporation

George M.C. Fisher                         Director
Retired Chairman, Eastman Kodak Company
343 State Street
Rochester, New York  1460-0229

Thomas A. Gottschalk                       Executive Vice President,
                                           Law & Public Policy and
                                           General Counsel

Nobuki Idei                                Director
Chairman and Chief Executive Officer
Sony Corporation
6-7-35 Kitashinagawa
Shinagawa-ku Tokyo  141-0001 Japan

Karen Katen                                Director
Executive Vice President, Pfizer Inc
and President, Pfizer Global
Pharmaceuticals
235 East 42nd Street
New York, New York  10017-5755

Robert A. Lutz                             Vice Chairman, Product Development

J. Willard Marriott, Jr.                   Director
Chairman and Chief Executive Officer
Marriott International, Inc.
One Marriott Drive
Washington, D.C.  20058

E. Stanley O'Neal                          Director
President and Chief Operating Officer
Merrill Lynch & Co., Inc.
717 Fifth Avenue, 9th Floor
New York, NY  10022

Eckhard Pfeiffer                           Director
Retired Chief Executive Officer,
Compaq Computer Company
7 Saddlebrook Lane
Houston, Texas  77024

John F. Smith, Jr.                         Director and Chairman

G. Richard Wagoner, Jr.                    Director, President and Chief
                                           Executive Officer

Lloyd D. Ward                              Director
Chief Executive Officer, United
States Olympic Committee (eff.
11/1/01)
One Olympic Plaza
Colorado Springs, Colorado  80909

Ronald L. Zarrella                         Executive Vice President;
                                           President, General Motors North
                                           America